Exhibit 8.1

List of subsidiaries, VIEs and significant subsidiaries of VIEs of the Registrant

Significant Subsidiaries	Place of Incorporation
YZT (HK) Limited	Hong Kong
Xiaoying (Beijing) Information Technology Co., Ltd.	PRC
Shenzhen Xiaoying Puhui Technology Co., Ltd.	PRC
Shenzhen Xiaoying Information Technology Co., Ltd.	PRC
Tianjin Yuexin Financing Guarantee Co., Ltd.	PRC
Dingyue Digital and Information Technology (Shenzhen) Co., Ltd.	PRC
Chongqing Xiaoying Information Technology Co., Ltd.	PRC

VIEs	Place of Incorporation
Shenzhen Xiaoying Technology Co., Ltd.	PRC
Beijing Ying Zhong Tong Rongxun Technology Service Co., Ltd.	PRC

Significant Subsidiaries of VIEs	Place of Incorporation
Shenzhen Ying Zhong Tong Financial Information Service Co., Ltd.	PRC
Shenzhen Ying Ai Gou Trading Co., Ltd.	PRC
Shenzhen Quanbei Microcredit Co., Ltd.	PRC

*The subsidiaries of the Registrant’s subsidiaries incorporated in PRC and other subsidiaries of the VIEs have been omitted from this list since, considered in the aggregate as a single entity, they would not constitute a significant subsidiary.